Exhibit 3.22

Industry Canada	Industrie Canada

Certificate of Amendment	Certificat de modification
Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

                                                         Enbridge Inc.

Corporate name / Dénomination sociale

                                                 227602-0

Corporation number / Numéro de société

I HEREBY CERTIFY that the articles of the above-named corporation are amended under section 178 of the Canada Business Corporations Act as set out in the attached articles of amendment.

JE CERTIFIE que les statuts de la société susmentionnée sont modifiés aux termes de l’article 178 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes.

                                      Marcie Girouard

Director / Directeur

                                          2012-12-03

Date of Amendment (YYYY-MM-DD)

Date de modification (AAAA-MM-JJ)

Industry Canada	Industrie Canada	Form 4	Formulaire 4
		Articles of Amendment	Clauses modificatrices
		Canada Business Corporations Act	Loi canadienne sur les sociétés par
		(CBCA) (s. 27 or 177)	actions (LCSA) (art. 27 ou 177)

1	Corporate name
Dénomination sociale
Enbridge Inc.
2	Corporation number
Numéro de la société
227602-0
3	The articles are amended as follows
Les statuts sont modifiés de la façon suivante

The corporation amends the description of classes of shares as follows: La description des catégories d’actions est modifiée comme suit : See attached schedule / Voir l’annexe ci-jointe

4	Declaration: I certify that I am a director or an officer of the corporation. Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société.

Original signed by / Original signé par
Alison T. Love
Alison T. Love 403-231-3938

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA).

Nota : Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ et d’un emprisonnement maximal de six mois, ou de l’une de ces deux peines (paragraphe 250(1) de la LCSA).

IC 3069 (2008/04)

SCHEDULE “A” TO ARTICLES OF AMENDMENT OF

ENBRIDGE INC.

The eighteenth series of Preference Shares of the Corporation shall consist of 16,000,000 shares designated as Cumulative Redeemable Preference Shares, Series R (the “Series R Preference Shares”). In addition to the rights, privileges, restrictions and conditions attaching to the Preference Shares as a class, the rights, privileges, restrictions and conditions attaching to the Series R Preference Shares shall be as follows:

1.	Interpretation

(a)	In these Series R Preference Share provisions, the following expressions have the meanings indicated:

(i)	“Annual Fixed Dividend Rate” means, for any Subsequent Fixed Rate Period, the annual rate of interest equal to the sum of the Government of Canada Yield on the applicable Fixed Rate Calculation Date and 2.50%;

(ii)	“Bloomberg Screen GCAN5YR Page” means the display designated as page “GCAN5YR <INDEX>” on the Bloomberg Financial L.P. service or its successor service (or such other page as may replace the GCAN5YR <INDEX> page on that service or its successor service) for purposes of displaying Government of Canada bond yields;

(iii)	“Book-Based System” means the record entry securities transfer and pledge system administered by the System Operator in accordance with the operating rules and procedures of the System Operator in force from time to time and any successor system thereof;

(iv)	“Book-Entry Holder” means the person that is the beneficial holder of a Book-Entry Share;

(v)	“Book-Entry Shares” means the Series R Preference Shares held through the Book-Based System;

(vi)	“business day” means a day on which chartered banks are generally open for business in both Calgary, Alberta and Toronto, Ontario;

(vii)	“CDS” means CDS Clearing and Depository Services Inc. or any successor thereof;

(viii)	“Common Shares” means the common shares of the Corporation;

(ix)	“Definitive Share” means a fully registered, typewritten, printed, lithographed, engraved or otherwise produced share certificate representing one or more Series R Preference Shares;

(x)	“Dividend Payment Date” means the first day of March, June, September and December in each year;

(xi)	“Fixed Rate Calculation Date” means, for any Subsequent Fixed Rate Period, the 30th day prior to the first day of such Subsequent Fixed Rate Period;

(xii)	“Floating Quarterly Dividend Rate” means, for any Quarterly Floating Rate Period, the annual rate of interest equal to the sum of the T-Bill Rate on the applicable Floating Rate Calculation Date and 2.50%;

(xiii)	“Floating Rate Calculation Date” means, for any Quarterly Floating Rate Period, the 30th day prior to the first day of such Quarterly Floating Rate Period;

(xiv)	“Global Certificate” means the global certificate representing outstanding Book-Entry Shares;

(xv)	“Government of Canada Yield” on any date means the yield to maturity on such date (assuming semi-annual compounding) of a Canadian dollar denominated non-callable Government of Canada bond with a term to maturity of five years as quoted as of 10:00 a.m. (Toronto time) on such date and that appears on the Bloomberg Screen GCAN5YR Page on such date; provided that if such rate does not appear on the Bloomberg Screen GCAN5YR Page on such date, then the Government of Canada Yield shall mean the arithmetic average of the yields quoted to the Corporation by two registered Canadian investment dealers selected by the Corporation as being the annual yield to maturity on such date, compounded semi-annually, that a non-callable Government of Canada bond would carry if issued, in Canadian dollars, at 100% of its principal amount on such date with a term to maturity of five years;

(xvi)	“Initial Fixed Rate Period” means the period from and including the date of issue of the Series R Preference Shares to but excluding June 1, 2019;

(xvii)	“junior shares” means the Common Shares and any other shares of the Corporation that may rank junior to the Preference Shares in any respect;

(xviii)	“Liquidation Distribution” means the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs;

(xix)	“Participants” means the participants in the Book-Based System;

(xx)	“Preference Shares” means the preference shares of the Corporation;

(xxi)

“Pro Rated Dividend” means the amount determined by multiplying the amount of the dividend payable for a Quarter in which a Liquidation Distribution, conversion or redemption is to occur by four and multiplying that product by a fraction, the numerator of which is the number of days from and including the Dividend Payment Date immediately preceding the date fixed for Liquidation Distribution, conversion or redemption to but excluding such date and the denominator of which is 365 or 366, depending upon the actual number of days in the applicable year;

(xxii)	“Quarter” means a three-month period ending on a Dividend Payment Date;

(xxiii)	“Quarterly Commencement Date” means the first day of March, June, September and December in each year, commencing June 1, 2019;

(xxiv)	“Quarterly Floating Rate Period” means the period from and including a Quarterly Commencement Date to but excluding the next succeeding Quarterly Commencement Date;

(xxv)	“Series R Conversion Date” means June 1, 2019, and June 1 in every fifth year thereafter;

(xxvi)	“Series S Preference Shares” means the Cumulative Redeemable Preference Shares, Series S of the Corporation;

(xxvii)	“Subsequent Fixed Rate Period” means, for the initial Subsequent Fixed Rate Period, the period from and including June 1, 2019 to but excluding June 1, 2024, and for each succeeding Subsequent Fixed Rate Period means the period from and including the day immediately following the last day of the immediately preceding Subsequent Fixed Rate Period to but excluding June 1, in the fifth year thereafter;

(xxviii)	“System Operator” means CDS or its nominee or any successor thereof; and

(xxix)	“T-Bill Rate” means, for any Quarterly Floating Rate Period, the average yield expressed as an annual rate on three month Government of Canada treasury bills, as reported by the Bank of Canada, for the most recent treasury bills auction preceding the applicable Floating Rate Calculation Date.

(b)	The expressions “on a parity with”, “ranking prior to”, “ranking junior to” and similar expressions refer to the order of priority in the payment of dividends or in the distribution of assets in the event of any Liquidation Distribution.

(c)	If any day on which any dividend on the Series R Preference Shares is payable by the Corporation or on or by which any other action is required to be taken by the Corporation is not a business day, then such dividend shall be payable and such other action may be taken on or by the next succeeding day that is a business day.

2.	Dividends

(a)

During the Initial Fixed Rate Period, the holders of the Series R Preference Shares shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the board of directors, out of the monies of the Corporation properly applicable to the payment of dividends, fixed cumulative preferential cash dividends at an annual rate of $1.00 per share, payable quarterly on each Dividend Payment Date in each year (less any tax required to be deducted and withheld by the

Corporation). The first dividend, if declared, shall be payable on March 1, 2013, and, if the Series R Preference Shares are issued on December 5, 2012, shall be in the amount of $0.2356 per Series R Preference Share, and if the Series R Preference Shares are issued after December 5, 2012, will be an amount that is prorated to reflect the period of time for which the Series R Preference Shares are outstanding prior to March 1, 2013, with such amount being determined by multiplying $1.00 by the number of days in the period from and including the date of issue of the Series R Preference Shares to but excluding March 1, 2013, and dividing that product by 365.

(b)	During each Subsequent Fixed Rate Period, the holders of the Series R Preference Shares shall be entitled to receive and the Corporation shall pay, as and when declared by the board of directors, out of the monies of the Corporation properly applicable to the payment of dividends, fixed cumulative preferential cash dividends, payable quarterly on each Dividend Payment Date, in the amount per share equal to the Annual Fixed Dividend Rate multiplied by $25.00 for such Subsequent Fixed Rate Period and shall be payable in equal quarterly amounts on each Dividend Payment Date in each year during such Subsequent Fixed Rate Period.

(c)	On each Fixed Rate Calculation Date, the Corporation shall determine the Annual Fixed Dividend Rate for the ensuing Subsequent Fixed Rate Period. The Corporation shall, on each Fixed Rate Calculation Date, give written notice of the Annual Fixed Dividend Rate for the ensuing Subsequent Fixed Rate Period to the registered holders of the then outstanding Series R Preference Shares. Each such notice shall be given by electronic transmission, by facsimile transmission or by ordinary unregistered first class prepaid mail addressed to each holder of Series R Preference Shares at the last address of such holder as it appears on the books of the Corporation or, in the event of the address of any holder not so appearing, to the address of such holder last known to the Corporation.

(d)	If a dividend has been declared for a Quarter and a date is fixed for a Liquidation Distribution, redemption or conversion that is prior to the Dividend Payment Date for such Quarter, a Pro Rated Dividend shall be payable on the date fixed for such Liquidation Distribution, redemption or conversion instead of the dividend declared, but if such Liquidation Distribution, redemption or conversion does not occur, then the full amount of the dividend declared shall be payable on the originally scheduled Dividend Payment Date.

(e)

If on any Dividend Payment Date the dividend payable on such date is not paid in full on all of the Series R Preference Shares then issued and outstanding, such dividend or the unpaid part thereof shall be paid on a subsequent date or dates to be determined by the board of directors on which the Corporation shall have sufficient monies properly applicable, under the provisions of any applicable law and under the provisions of any trust indenture securing bonds, debentures or other securities of the Corporation, to the payment of the same. When any such dividend is not paid in full, the Series R Preference Shares shall participate rateably with the Preference Shares of other series and all other shares, if any, which rank on a parity with the Preference Shares with respect to the payment of dividends, in respect of such dividends, including accumulations, if any, in accordance with the sums which would be payable on the preference shares and such other shares if all such dividends were declared and paid in full in accordance with their terms.

(f)	The holders of the Series R Preference Shares shall not be entitled to any dividend other than or in excess of the cumulative preferential cash dividends hereinbefore provided. Cheques of the Corporation payable in lawful money of Canada at par at any branch of the Corporation’s bankers for the time being in Canada shall be issued in respect of the said dividends (less any tax required to be deducted) and payment thereof shall satisfy such dividends.

3.	Purchase for Cancellation

The Corporation may, at any time, subject to the provisions of paragraphs 6 and 8 and to the provisions of the Canada Business Corporations Act, purchase for cancellation (if obtainable), out of capital or otherwise, the whole or any part of the Series R Preference Shares outstanding from time to time at any price by tender to all holders of record of Series R Preference Shares or through the facilities of any stock exchange on which the Series R Preference Shares are listed, or in any other manner, provided that in the case of a purchase in any other manner the price for such Series R Preference Shares so purchased for cancellation shall not exceed the highest price offered for a board lot of the Series R Preference Shares on any stock exchange on which such shares are listed on the date of purchase for cancellation, plus the costs of purchase. If upon any tender to holders of Series R Preference Shares under the provisions of this paragraph 3, more shares are offered than the Corporation is prepared to purchase, the shares so offered will be purchased as nearly as may be pro rata (disregarding fractions) according to the number of Series R Preference Shares so offered by each of the holders of Series R Preference Shares who offered shares to such tender. From and after the date of purchase of any Series R Preference Shares under the provisions of this paragraph 3, the shares so purchased shall be cancelled.

4.	Redemption

The Corporation may not redeem the Series R Preference Shares or any of them prior to June 1, 2019. Subject to the provisions of paragraph 8 and to the provisions of the Canada Business Corporations Act, the Corporation may redeem, on not more than 60 days and not less than 30 days prior notice, on June 1, 2019 and on June 1 in every fifth year thereafter, the whole or any part of the then outstanding Series R Preference Shares on payment of $25.00 cash per Series R Preference Share, together with an amount equal to all accrued and unpaid dividends thereon (such price and amount being hereinafter referred to as the “Redemption Price”), which amount for such purpose shall be calculated as if such dividends were accruing for the period from the expiration of the last quarterly period for which dividends thereon have been paid in full up to the date of such redemption. Subject as aforesaid, if only part of the then outstanding Series R Preference Shares is at any time to be redeemed, the shares so to be redeemed shall be selected by lot or in such other equitable manner as the Corporation may determine or, if the directors so determine, may be redeemed pro rata disregarding fractions.

5.	Procedure on Redemption

Subject to the provisions of the Canada Business Corporations Act, in any case of redemption of Series R Preference Shares under the provisions of the foregoing paragraph 4, the following provisions shall apply. The Corporation shall not more than 60 days and not less than 30 days before the date specified for redemption mail to each person who at the date of mailing is a registered holder of Series R Preference Shares to be redeemed a notice in writing of the intention of the Corporation to redeem such Series R Preference Shares. Such notice shall be delivered in accordance with the provisions of subparagraph 2(c), provided, however, that accidental failure to give any such notice to one or more of such holders shall not affect the validity of such redemption. Such notice shall set out the Redemption Price and the date on which redemption is to take place and, if part only of the shares held by the person to whom it is addressed is to be redeemed, the number thereof so to be redeemed. On or after the date so specified for redemption the Corporation shall pay or cause to be paid to or to the order of the registered holders of the Series R Preference Shares to be redeemed the Redemption Price on presentation and surrender at the registered office of the Corporation or any other place designated in such notice of the certificates for the Series R Preference Shares called for redemption. Such payment shall be made by cheque of the Corporation payable in lawful money of Canada at par at any branch of the Corporation’s bankers for the time being in Canada. Such Series R Preference Shares shall thereupon be redeemed and shall be cancelled. If a part only of the shares represented by any certificate be redeemed, a new certificate for the balance shall be issued at the expense of the Corporation. From and after the date so specified for redemption, the Series R Preference Shares called for redemption shall cease to be entitled to dividends and the holders thereof shall not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the Redemption Price shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of such holders shall remain unaffected. The Corporation shall have the right any time after the mailing of notice of its intention to redeem any Series R Preference Shares as aforesaid to deposit the Redemption Price of the shares so called for redemption, or of such of the said shares represented by certificates which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, to a special account in any chartered bank or any trust company in Canada named in such notice, to be paid without interest to or to the order of the respective holders of such Series R Preference Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same and upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Series R Preference Shares in respect whereof such deposit shall have been made shall be cancelled and the rights of the holders thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving without interest their proportionate part of the total Redemption Price so deposited against presentation and surrender of the said certificates held by them respectively.

6.	Conversion into Series S Preference Shares

(a)

The Series R Preference Shares shall not be convertible prior to June 1, 2019. Holders of Series R Preference Shares shall have the right to elect to convert on each Series R Conversion Date, subject to the provisions hereof, all or any of their Series R Preference Shares into Series S Preference Shares on the basis of one Series S Preference Share for each Series R Preference Share. The Corporation shall, not more than 60 days and not less than 30 days prior to the applicable Series R Conversion Date, give notice in writing in accordance with the provisions of subparagraph 2(c) to the then registered holders of the Series R Preference Shares of the conversion right provided for in this paragraph 6, which notice shall set out the Series R Conversion Date and instructions to such holders as to the method by which such conversion right may be exercised. On the 30th day prior to each Series R Conversion Date, the Corporation shall give notice in writing to the then registered holders of the Series R Preference Shares of the Annual Fixed Dividend Rate for the Series R Preference Shares for the next succeeding Subsequent Fixed Rate Period and the Floating Quarterly Dividend Rate for the Series S Preference Shares for the next succeeding Quarterly Floating Rate Period. Such notice shall be delivered in accordance with the provisions of subparagraph 2(c).

(b)	If the Corporation gives notice as provided in paragraph 5 to the holders of the Series R Preference Shares of the redemption of all of the Series R Preference Shares, then the right of a holder of Series R Preference Shares to convert such Series R Preference Shares shall terminate effective on the date of such notice and the Corporation shall not be required to give the notice specified in subparagraph (a) of this paragraph 6.

(c)	Holders of Series R Preference Shares shall not be entitled to convert their shares into Series S Preference Shares if the Corporation determines that there would remain outstanding on a Series R Conversion Date less than 1,000,000 Series S Preference Shares, after having taken into account all Series R Preference Shares tendered for conversion into Series S Preference Shares and all Series S Preference Shares tendered for conversion into Series R Preference Shares, and the Corporation shall give notice in writing thereof in accordance with the provisions of subparagraph 2(c) to all affected registered holders of the Series R Preference Shares at least seven days prior to the applicable Series R Conversion Date and shall issue and deliver, or cause to be delivered, prior to such Series R Conversion Date, at the expense of the Corporation, to such holders of Series R Preference Shares who have surrendered for conversion any certificate or certificates representing Series R Preference Shares, certificates representing the Series R Preference Shares represented by any certificate or certificates so surrendered.

(d)	If the Corporation determines that there would remain outstanding on a Series R Conversion Date less than 1,000,000 Series R Preference Shares, after having taken into account all Series R Preference Shares tendered for conversion into Series S Preference Shares and all Series S Preference Shares tendered for conversion into Series R Preference Shares, then all of the remaining outstanding Series R Preference Shares shall be converted automatically into Series S Preference Shares on the basis of one Series S Preference Share for each Series R Preference Share on the applicable Series R Conversion Date and the Corporation shall give notice in writing thereof in accordance with the provisions of subparagraph 2(c) to the then registered holders of such remaining Series R Preference Shares at least seven days prior to the Series R Conversion Date.

(e)

The conversion right may be exercised by a holder of Series R Preference Shares by notice in writing, in a form satisfactory to the Corporation (the “Series R Conversion Notice”), which notice must be received by the transfer agent and registrar for the Series R Preference Shares at the principal office in Toronto or Calgary of such transfer agent and registrar not earlier than the 30th day prior to, but not later than 5:00 p.m. (Toronto time) on the 15th day preceding, a Series R

Conversion Date. The Series R Conversion Notice shall indicate the number of Series R Preference Shares to be converted. Once received by the transfer agent and registrar on behalf of the Corporation, the election of a holder to convert is irrevocable. Except in the case where the Series S Preference Shares are in the Book-Based System, if the Series S Preference Shares are to be registered in a name or names different from the name or names of the registered holder of the Series R Preference Shares to be converted, the Series R Conversion Notice shall contain written notice in form and execution satisfactory to such transfer agent and registrar directing the Corporation to register the Series S Preference Shares in some other name or names (the “Series S Transferee”) and stating the name or names (with addresses) and a written declaration, if required by the Corporation or by applicable law, as to the residence and share ownership status of the Series S Transferee and such other matters as may be required by such law in order to determine the entitlement of such Series S Transferee to hold such Series S Preference Shares.

(f)	If all remaining outstanding Series R Preference Shares are to be converted into Series S Preference Shares on the applicable Series R Conversion Date as provided for in subparagraph (d) of this paragraph 6, the Series R Preference Shares that holders have not previously elected to convert shall be converted on the Series R Conversion Date into Series S Preference Shares and the holders thereof shall be deemed to be holders of Series S Preference Shares at 5:00 p.m. (Toronto time) on the Series R Conversion Date and shall be entitled, upon surrender during regular business hours at the principal office in Toronto or Calgary of the transfer agent and registrar of the Corporation of the certificate or certificates representing Series R Preference Shares not previously surrendered for conversion, to receive a certificate or certificates representing the same number of Series S Preference Shares in the manner and subject to the provisions of this paragraph 6 and paragraph 11.

(g)	Subject to paragraph (h) of this paragraph 6 and paragraph 11, as promptly as practicable after the Series R Conversion Date the Corporation shall deliver or cause to be delivered certificates representing the Series S Preference Shares registered in the name of the holders of the Series R Preference Shares to be converted, or as such holders shall have directed, on presentation and surrender at the principal office in Toronto or Calgary of the transfer agent and registrar for the Series R Preference Shares of the certificate or certificates for the Series R Preference Shares to be converted. If only a part of such Series R Preference Shares represented by any certificate shall be converted, a new certificate for the balance shall be issued at the expense of the Corporation. From and after the date specified in any Series R Conversion Notice, the Series R Preference Shares converted into Series S Preference Shares shall cease to be outstanding and shall be restored to the status of authorized but unissued shares, and the holders thereof shall cease to be entitled to dividends and shall not be entitled to exercise any of the rights of holders in respect thereof unless the Corporation shall fail, subject to paragraph 11, to deliver to the holders of the Series R Preference Shares to be converted share certificates representing the Series S Preference Shares into which such shares have been converted.

(h)	The obligation of the Corporation to issue Series S Preference Shares upon conversion of any Series R Preference Shares shall be deferred during the continuance of any one or more of the following events:

(i)	the issuing of such Series S Preference Shares is prohibited by law or by any regulatory or other authority having jurisdiction over the Corporation that is acting in conformity with law; or

(ii)	for any reason beyond its control, the Corporation is unable to issue Series S Preference Shares or is unable to deliver Series S Preference Shares.

(i)	The Corporation reserves the right not to deliver Series S Preference Shares to any person that the Corporation or its transfer agent and registrar has reason to believe is a person whose address is in, or the Corporation or its transfer agent and registrar has reason to believe is a resident of, any jurisdiction outside of Canada if such delivery would require the Corporation to take any action to comply with the securities laws of such jurisdiction. In those circumstances, the Corporation shall hold, as agent of any such person, all or the relevant number of Series S Preference Shares, and the Corporation shall attempt to sell such Series S Preference Shares to parties other than the Corporation and its affiliates on behalf of any such person. Such sales (if any) shall be made at such times and at such prices as the Corporation, in its sole discretion, may determine. The Corporation shall not be subject to any liability for failure to sell Series S Preference Shares on behalf of any such person at all or at any particular price or on any particular day. The net proceeds received by the Corporation from the sale of any such Series S Preference Shares shall be delivered to any such person, after deducting the costs of sale, by cheque or in any other manner determined by the Corporation.

7.	Liquidation, Dissolution or Winding- up

In the event of a Liquidation Distribution or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Series R Preference Shares, in accordance with the Preference Shares class provisions, shall be entitled to receive $25.00 per Series R Preference Shares together with an amount equal to all accrued and unpaid dividends thereon (less any tax required to be deducted and withheld by the Corporation), which amount for such purposes shall be calculated as if such dividends were accruing for the period from the expiration of the last quarterly period for which dividends thereon have been paid in full up to the date of such event, the whole before any amount shall be paid or any property or assets of the Corporation shall be distributed to the holders of the junior shares. Where any such amounts are not paid in full, the Series R Preference Shares shall participate rateably with all Preference Shares and all other shares, if any, which rank on a parity with the Preference Shares with respect to the return of capital or any other distribution of assets of the Corporation, in respect of any return of capital in accordance with the sums which would be payable on the Preference Shares and such other shares on such return of capital, if all sums so payable were paid in full in accordance with their terms. After payment to the holders of the Series R Preference Shares of the amount so payable to them, they shall not, as such, be entitled to share in any further distribution of the property or assets of the Corporation.

8.	Restrictions on Payment of Dividends and Reduction of Capital

So long as any of the Series R Preference Shares are outstanding, the Corporation shall not:

(a)	call for redemption, purchase, reduce stated capital maintained by the Corporation or otherwise pay off less than all of the Series R Preference Shares and all other Preference Shares of the Corporation then outstanding ranking prior to or on parity with the Series R Preference Shares with respect to payment of dividends;

(b)	declare, pay or set apart for payment any dividends (other than stock dividends in shares of the Corporation ranking junior to the Series R Preference Shares) on the Common Shares or any other shares of the Corporation ranking junior to the Series R Preference Shares with respect to payment of dividends; or

(c)	call for redemption of, purchase, reduce stated capital maintained by the Corporation or otherwise pay for any shares of the Corporation ranking junior to the Series R Preference Shares with respect to repayment of capital or with respect to payment of dividends;

unless all dividends up to and including the dividends payable on the last preceding dividend payment dates on the Series R Preference Shares and on all other Preference Shares and on all other shares ranking prior to or on a parity with the said shares with respect to payment of dividends then outstanding shall have been declared and paid in full at the date of any such action referred to in the foregoing subparagraphs (a), (b) and (c).

9.	Tax Election

The Corporation shall elect, in the manner and within the time provided under section 191.2 of the Income Tax Act (Canada) or any successor or replacement provision of similar effect, to pay tax at a rate, and take all other necessary action under such Act, such that no holder of the Series R Preference Shares will be required to pay tax on dividends received on the Series R Preference Shares under section 187.2 of Part IV.1 of such Act or any successor or replacement provisions of similar effect.

10.	Withholding Tax

Notwithstanding any other provision of these share provisions, the Corporation may deduct or withhold from any payment, distribution, issuance or delivery (whether in cash or in shares) to be made pursuant to these share provisions any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and shall remit any such amounts to the relevant tax authority as required. If the cash component of any payment, distribution, issuance or delivery to be made pursuant to these share provisions is less than the amount that the Corporation is so required or permitted to deduct or withhold, the Corporation shall be permitted to deduct and withhold from any non-cash payment, distribution, issuance or delivery to be made pursuant to these share provisions any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and to dispose of such property in order to remit any amount required to be remitted to any relevant tax authority. Notwithstanding the foregoing, the amount of any payment, distribution, issuance or delivery made to a holder of Series R Preference Shares pursuant to these share provisions shall be considered to be the amount of the payment, distribution, issuance or delivery received by such holder plus any amount deducted or withheld pursuant to this paragraph 10. Holders of Series R Preference Shares shall be responsible for all withholding taxes under Part XIII of the Income Tax Act (Canada), or any successor or replacement provision of similar effect, in respect of any payment, distribution, issuance or delivery made or credited to them pursuant to these share provisions and shall indemnify and hold harmless the Corporation on an after-tax basis for any such taxes imposed on any payment, distribution, issuance or delivery made or credited to them pursuant to these share provisions.

11.	Book-Based System

(a)	Subject to the provisions of subparagraphs (b) and (c) of this paragraph 11 and notwithstanding the provisions of paragraphs 1 through 10 of these share provisions, the Series R Preference Shares shall be evidenced by a single fully registered Global Certificate representing the aggregate number of Series R Preference Shares issued by the Corporation which shall be held by, or on behalf of, the System Operator as custodian of the Global Certificate for the Participants and registered in the name of “CDS & Co.” (or in such other name as the System Operator may use from time to time as its nominee for purposes of the Book-Based System), and registrations of ownership, transfers, surrenders and conversions of Series R Preference Shares shall be made only through the Book-Based System. Accordingly, subject to subparagraph (c) of this paragraph 11, no beneficial holder of Series R Preference Shares shall receive a certificate or other instrument from the Corporation or the System Operator evidencing such holder’s ownership thereof, and no such holder shall be shown on the records maintained by the System Operator except through a book-entry account of a Participant acting on behalf of such holder.

(b)	Notwithstanding the provisions of paragraphs 1 through 10, so long as the System Operator is the registered holder of the Series R Preference Shares:

(i)	the System Operator shall be considered the sole owner of the Series R Preference Shares for the purposes of receiving notices or payments on or in respect of the Series R Preference Shares or the delivery of Series R Preference Shares and certificates therefor upon the exercise of rights of conversion; and

(ii)	the Corporation, pursuant to the exercise of rights of redemption or conversion, shall deliver or cause to be delivered to the System Operator, for the benefit of the beneficial holders of the Series R Preference Shares, the cash redemption price for the Series R Preference Shares or certificates for Series S Preference Shares against delivery to the Corporation’s account with the System Operator of such holders’ Series R Preference Shares.

(c)	If the Corporation determines that the System Operator is no longer willing or able to discharge properly its responsibilities with respect to the Book-Based System and the Corporation is unable to locate a qualified successor or the Corporation elects, or is required by applicable law, to withdraw the Series R Preference Shares from the Book-Based System, then subparagraphs (a) and (b) of this paragraph 11 shall no longer be applicable to the Series R Preference Shares and the Corporation shall notify Book-Entry Holders through the System Operator of the occurrence of any such event or election and of the availability of Definitive Shares to Book-Entry Holders. Upon surrender by the System Operator of the Global Certificate to the transfer agent and registrar for the Series R Preference Shares accompanied by registration instructions for re-registration, the Corporation shall execute and deliver Definitive Shares. The Corporation shall not be liable for any delay in delivering such instructions and may conclusively act and rely on and shall be protected in acting and relying on such instructions. Upon the issuance of Definitive Shares, the Corporation shall recognize the registered holders of such Definitive Shares and the Book-Entry Shares for which such Definitive Shares have been substituted shall be void and of no further effect.

(d)	The provisions of paragraphs 1 through 10 and the exercise of rights of redemption and conversion, with respect to Series R Preference Shares are subject to the provisions of this paragraph 11, and to the extent that there is any inconsistency or conflict between such provisions, the provisions of this paragraph 11 shall prevail.

12.	Wire or Electronic Transfer of Funds

Notwithstanding any other right, privilege, restriction or condition attaching to the Series R Preference Shares, the Corporation may, at its option, make any payment due to registered holders of Series R Preference Shares by way of a wire or electronic transfer of funds to such holders. If a payment is made by way of a wire or electronic transfer of funds, the Corporation shall be responsible for any applicable charges or fees relating to the making of such transfer. As soon as practicable following the determination by the Corporation that a payment is to be made by way of a wire or electronic transfer of funds, the Corporation shall provide a notice to the applicable registered holders of Series R Preference Shares at their respective addresses appearing on the books of the Corporation. Such notice shall request that each applicable registered holder of Series R Preference Shares provide the particulars of an account of such holder with a chartered bank in Canada to which the wire or electronic transfer of funds shall be directed. If the Corporation does not receive account particulars from a registered holder of Series R Preference Shares prior to the date such payment is to be made, the Corporation shall deposit the funds otherwise payable to such holder in a special account or accounts in trust for such holder. The making of a payment by way of a wire or electronic transfer of funds or the deposit by the Corporation of funds otherwise payable to a holder in a special account or accounts in trust for such holder shall be deemed to constitute payment by the Corporation on the date thereof and shall satisfy and discharge all liabilities of the Corporation for such payment to the extent of the amount represented by such transfer or deposit.

13.	Sanction by Holders of Series R Preference Shares

The approval of the holders of the Series R Preference Shares with respect to any and all matters referred to in these share provisions may be given in writing by all of the holders of the Series R Preference Shares outstanding or by resolution duly passed and carried by not less than two-thirds of the votes cast on a poll at a meeting of the holders of the Series R Preference Shares duly called and held for the purpose of considering the subject matter of such resolution and at which holders of not less than a majority of all Series R Preference Shares then outstanding are present in person or represented by proxy in accordance with the by-laws of the Corporation; provided, however, that if at any such meeting, when originally held, the holders of at least a majority of all Series R

Preference Shares then outstanding are not present in person or so represented by proxy within 30 minutes after the time fixed for the meeting, then the meeting shall be adjourned to such date, being not less than 15 days later, and to such time and place as may be fixed by the chairman of such meeting, and at such adjourned meeting the holders of Series R Preference Shares present in person or so represented by proxy, whether or not they hold a majority of all Series R Preference Shares then outstanding, may transact the business for which the meeting was originally called, and a resolution duly passed and carried by not less than two-thirds of the votes cast on a poll at such adjourned meeting shall constitute the approval of the holders of the Series R Preference Shares. Notice of any such original meeting of the holders of the Series R Preference Shares shall be given not less than 15 days prior to the date fixed for such meeting and shall specify in general terms the purpose for which the meeting is called, and notice of any such adjourned meeting shall be given not less than 10 days prior to the date fixed for such adjourned meeting, but it shall not be necessary to specify in such notice the purpose for which the adjourned meeting is called. The formalities to be observed with respect to the giving of notice of any such original meeting or adjourned meeting and the conduct of it shall be those from time to time prescribed in the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at any such original meeting or adjourned meeting, each holder of Series R Preference Shares present in person or represented by proxy shall be entitled to one one-hundredth of a vote in respect of each dollar of the issue price for each of the Series R Preference Shares held by such holder.

14.	Amendments

The provisions attaching to the Series R Shares may be deleted, varied, modified, amended or amplified by articles of amendment with such approval as may then be required by the Canada Business Corporations Act with any such approval to be given in accordance with paragraph 13 and with any required approvals of any stock exchanges on which the Series R Shares may be listed.

SCHEDULE “B” TO ARTICLES OF AMENDMENT OF

ENBRIDGE INC.

The nineteenth series of Preference Shares of the Corporation shall consist of 16,000,000 shares designated as Cumulative Redeemable Preference Shares, Series S (the “Series S Preference Shares”). In addition to the rights, privileges, restrictions and conditions attaching to the Preference Shares as a class, the rights, privileges, restrictions and conditions attaching to the Series S Preference Shares shall be as follows:

1.	Interpretation

(a)	In these Series S Preference Share provisions, the following expressions have the meanings indicated:

(i)	“Annual Fixed Dividend Rate” means, for any Subsequent Fixed Rate Period, the annual rate of interest equal to the sum of the Government of Canada Yield on the applicable Fixed Rate Calculation Date and 2.50%;

(ii)	“Bloomberg Screen GCAN5YR Page” means the display designated as page “GCAN5YR<INDEX>” on the Bloomberg Financial L.P. service or its successor service (or such other page as may replace the GCAN5YR<INDEX> page on that service or its successor service) for purposes of displaying Government of Canada bond yields;

(iii)	“Book-Based System” means the record entry securities transfer and pledge system administered by the System Operator in accordance with the operating rules and procedures of the System Operator in force from time to time and any successor system thereof;

(iv)	“Book-Entry Holder” means the person that is the beneficial holder of a Book-Entry Share;

(v)	“Book-Entry Shares” means the Series S Preference Shares held through the Book-Based System;

(vi)	“business day” means a day on which chartered banks are generally open for business in both Calgary, Alberta and Toronto, Ontario;

(vii)	“CDS” means CDS Clearing and Depository Services Inc. or any successor thereof;

(viii)	“Common Shares” means the common shares of the Corporation;

(ix)	“Definitive Share” means a fully registered, typewritten, printed, lithographed, engraved or otherwise produced share certificate representing one or more Series S Preference Shares;

(x)	“Dividend Payment Date” means the first day of March, June, September and December in each year;

(xi)	“Fixed Rate Calculation Date” means, for any Subsequent Fixed Rate Period, the 30th day prior to the first day of such Subsequent Fixed Rate Period;

(xii)	“Floating Quarterly Dividend Rate” means, for any Quarterly Floating Rate Period, the annual rate of interest equal to the sum of the T-Bill Rate on the applicable Floating Rate Calculation Date and 2.50%;

(xiii)	“Floating Rate Calculation Date” means, for any Quarterly Floating Rate Period, the 30th day prior to the first day of such Quarterly Floating Rate Period;

(xiv)	“Global Certificate” means the global certificate representing outstanding Book-Entry Shares;

(xv)	“Government of Canada Yield” on any date means the yield to maturity on such date (assuming semi-annual compounding) of a Canadian dollar denominated non-callable Government of Canada bond with a term to maturity of five years as quoted as of 10:00 a.m. (Toronto time) on such date and that appears on the Bloomberg Screen GCAN5YR Page on such date; provided that if such rate does not appear on the Bloomberg Screen GCAN5YR Page on such date, then the Government of Canada Yield shall mean the arithmetic average of the yields quoted to the Corporation by two registered Canadian investment dealers selected by the Corporation as being the annual yield to maturity on such date, compounded semi-annually, that a non-callable Government of Canada bond would carry if issued, in Canadian dollars, at 100% of its principal amount on such date with a term to maturity of five years;

(xvi)	“junior shares” means the Common Shares and any other shares of the Corporation that may rank junior to the Preference Shares in any respect;

(xvii)	“Liquidation Distribution” means the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs;

(xviii)	“Participants” means the participants in the Book-Based System;

(xix)	“Preference Shares” means the preference shares of the Corporation;

(xx)	“Pro Rated Dividend” means the amount determined by multiplying the amount of the dividend payable for a Quarter in which a Liquidation Distribution, conversion or redemption is to occur by four and multiplying that product by a fraction, the numerator of which is the number of days from and including the Dividend Payment Date immediately preceding the date fixed for Liquidation Distribution, conversion or redemption to but excluding such date and the denominator of which is 365 or 366, depending upon the actual number of days in the applicable year;

(xxi)	“Quarter” means a three-month period ending on a Dividend Payment Date;

(xxii)	“Quarterly Commencement Date” means the first day of March, June, September and December in each year, commencing June 1, 2019;

(xxiii)	“Quarterly Floating Rate Period” means the period from and including a Quarterly Commencement Date to but excluding the next succeeding Quarterly Commencement Date;

(xxiv)	“Series R Preference Shares” means the Cumulative Redeemable Preference Shares, Series R of the Corporation;

(xxv)	“Series S Conversion Date” means June 1, 2024, and June 1, in every fifth year thereafter;

(xxvi)	“Subsequent Fixed Rate Period” means, for the initial Subsequent Fixed Rate Period, the period from and including June 1, 2019 to but excluding June 1, 2024, and for each succeeding Subsequent Fixed Rate Period means the period from and including the day immediately following the last day of the immediately preceding Subsequent Fixed Rate Period to but excluding June 1, in the fifth year thereafter;

(xxvii)	“System Operator” means CDS or its nominee or any successor thereof; and

(xxviii)	“T-Bill Rate” means, for any Quarterly Floating Rate Period, the average yield expressed as an annual rate on three month Government of Canada treasury bills, as reported by the Bank of Canada, for the most recent treasury bills auction preceding the applicable Floating Rate Calculation Date.

(b)	The expressions “on a parity with”, “ranking prior to”, “ranking junior to” and similar expressions refer to the order of priority in the payment of dividends or in the distribution of assets in the event of any Liquidation Distribution.

(c)	If any day on which any dividend on the Series S Preference Shares is payable by the Corporation or on or by which any other action is required to be taken by the Corporation is not a business day, then such dividend shall be payable and such other action may be taken on or by the next succeeding day that is a business day.

2.	Dividends

(a)	During each Quarterly Floating Rate Period, the holders of the Series S Preference Shares shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the board of directors, out of the monies of the Corporation properly applicable to the payment of dividends, cumulative preferential cash dividends, payable on each Dividend Payment Date in each year (less any tax required to be deducted and withheld by the Corporation), in the amount per share determined by multiplying the Floating Quarterly Dividend Rate for such Quarterly Floating Rate Period by $25.00 and multiplying that product by a fraction, the numerator of which is the actual number of days in such Quarterly Floating Rate Period and the denominator of which is 365 or 366, depending upon the actual number of days in the applicable year.

(b)

On each Floating Rate Calculation Date, the Corporation shall determine the Floating Quarterly Dividend Rate for the ensuing Quarterly Floating Rate Period. Each such determination shall, in the absence of manifest error, be final and binding upon the

Corporation and upon all holders of Series S Preference Shares. The Corporation shall, on each Floating Rate Calculation Date, give written notice of the Floating Quarterly Dividend Rate for the ensuing Quarterly Floating Rate Period to the registered holders of the then outstanding Series S Preference Shares. Each such notice shall be given by electronic transmission, by facsimile transmission or by ordinary unregistered first class prepaid mail addressed to each holder of Series S Preference Shares at the last address of such holder as it appears on the books of the Corporation or, in the event of the address of any holder not so appearing, to the address of such holder last known to the Corporation.

(c)	If a dividend has been declared for a Quarter and a date is fixed for a Liquidation Distribution, redemption or conversion that is prior to the Dividend Payment Date for such Quarter, a Pro Rated Dividend shall be payable on the date fixed for such Liquidation Distribution, redemption or conversion instead of the dividend declared, but if such Liquidation Distribution, redemption or conversion does not occur, then the full amount of the dividend declared shall be payable on the originally scheduled Dividend Payment Date.

(d)	If on any Dividend Payment Date the dividend payable on such date is not paid in full on all of the Series S Preference Shares then issued and outstanding, such dividend or the unpaid part thereof shall be paid on a subsequent date or dates to be determined by the board of directors on which the Corporation shall have sufficient monies properly applicable, under the provisions of any applicable law and under the provisions of any trust indenture securing bonds, debentures or other securities of the Corporation, to the payment of the same. When any such dividend is not paid in full, the Series S Preference Shares shall participate rateably with the preference shares of other series and all other shares, if any, which rank on a parity with the Preference Shares with respect to the payment of dividends, in respect of such dividends, including accumulations, if any, in accordance with the sums which would be payable on the Preference Shares and such other shares if all such dividends were declared and paid in full in accordance with their terms.

(e)	The holders of the Series S Preference Shares shall not be entitled to any dividend other than or in excess of the cumulative preferential cash dividends hereinbefore provided. Cheques of the Corporation payable in lawful money of Canada at par at any branch of the Corporation’s bankers for the time being in Canada shall be issued in respect of the said dividends (less any tax required to be deducted) and payment thereof shall satisfy such dividends.

3.	Purchase for Cancellation

The Corporation may, at any time, subject to the provisions of paragraphs 6 and 8 and to the provisions of the Canada Business Corporations Act, purchase for cancellation (if obtainable), out of capital or otherwise, the whole or any part of the Series S Preference Shares outstanding from time to time at any price by tender to all holders of record of Series S Preference Shares or through the facilities of any stock exchange on which the Series S Preference Shares are listed, or in any other manner, provided that in the case of a purchase in any other manner the price for such Series S Preference Shares so purchased for cancellation shall not exceed the highest price offered for a board lot of the Series S Preference Shares on any stock exchange on which such shares are listed on the date of purchase for cancellation, plus the costs of purchase. If upon any tender to holders of Series S Preference Shares under the provisions of this paragraph 3, more shares are offered than the Corporation is prepared to purchase, the shares so offered will be purchased as nearly as may be pro rata (disregarding fractions) according to the number of Series S Preference Shares so offered by each of the holders of Series S Preference Shares who offered shares to such tender. From and after the date of purchase of any Series S Preference Shares under the provisions of this paragraph 3, the shares so purchased shall be cancelled.

4.	Redemption

Subject to the provisions of paragraph 8 and to the provisions of the Canada Business Corporations Act, the Corporation may redeem on not more than 60 days’ and not less than 30 days’ prior notice, all or any part of the Series S Preference Shares by the payment of an amount in cash for each share to be redeemed equal to:

(a)	$25.00 per share (the “Redemption Amount”) in the case of a redemption on a Series S Conversion Date on or after June 1, 2024; or

(b)	the Redemption Amount plus $0.50 per share in the case of a redemption on any other date after June 1, 2019 that is not a Series S Conversion Date,

together, in each case, with an amount equal to all accrued and unpaid dividends thereon (such price and amount being hereinafter referred to as the “Redemption Price”), which amount for such purpose shall be calculated as if such dividends were accruing for the period from the expiration of the last quarterly period for which dividends thereon have been paid in full up to the date of such redemption. Subject as aforesaid, if only part of the then outstanding Series S Preference Shares is at any time to be redeemed, the shares so to be redeemed shall be selected by lot or in such other equitable manner as the Corporation may determine or, if the directors so determine, may be redeemed pro rata disregarding fractions. For the purposes of subsection 191(4) of the Income Tax Act (Canada) or any successor or replacement provision of similar effect, the amount specified in respect of each Series S Preference Share is $25.00.

5.	Procedure on Redemption

Subject to the provisions of the Canada Business Corporations Act, in any case of redemption of Series S Preference Shares under the provisions of the foregoing paragraph 4, the following provisions shall apply. The Corporation shall not more than 60 days and not less than 30 days before the date specified for redemption mail to each person who at the date of mailing is a registered holder of Series S Preference Shares to be redeemed a notice in writing of the intention of the Corporation to redeem such Series S Preference Shares. Such notice shall be delivered in accordance with the provisions of subparagraph 2(b), provided, however, that accidental failure to give any such notice to one or more of such holders shall not affect the validity of such redemption. Such notice shall set out the Redemption Price and the date on which redemption is to take place and, if part only of the shares held by the person to whom it is addressed is to be redeemed, the number thereof so to be redeemed. On or after the date so specified for redemption the Corporation shall pay or cause to be paid to or to the order of the registered holders of the Series S Preference Shares to be redeemed the Redemption Price on presentation and surrender at the registered office of the Corporation or any other place designated in such notice of the certificates for the Series S

Preference Shares called for redemption. Such payment shall be made by cheque of the Corporation payable in lawful money of Canada at par at any branch of the Corporation’s bankers for the time being in Canada. Such Series S Preference Shares shall thereupon be redeemed and shall be cancelled. If a part only of the shares represented by any certificate be redeemed, a new certificate for the balance shall be issued at the expense of the Corporation. From and after the date so specified for redemption, the Series S Preference Shares called for redemption shall cease to be entitled to dividends and the holders thereof shall not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the Redemption Price shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of such holders shall remain unaffected. The Corporation shall have the right any time after the mailing of notice of its intention to redeem any Series S Preference Shares as aforesaid to deposit the Redemption Price of the shares so called for redemption, or of such of the said shares represented by certificates which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, to a special account in any chartered bank or any trust company in Canada named in such notice, to be paid without interest to or to the order of the respective holders of such Series S Preference Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same and upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Series S Preference Shares in respect whereof such deposit shall have been made shall be cancelled and the rights of the holders thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving without interest their proportionate part of the total Redemption Price so deposited against presentation and surrender of the said certificates held by them respectively.

6.	Conversion into Series R Preference Shares

(a)	The Series S Preference Shares shall not be convertible prior to June 1, 2024. Holders of Series S Preference Shares shall have the right to elect to convert on each Series S Conversion Date, subject to the provisions hereof, all or any of their Series S Preference Shares into Series R Preference Shares on the basis of one Series R Preference Share for each Series S Preference Share. The Corporation shall, not more than 60 days and not less than 30 days prior to the applicable Series S Conversion Date, give notice in writing in accordance with the provisions of subparagraph 2(b) to the then registered holders of the Series S Preference Shares of the conversion right provided for in this paragraph 6, which notice shall set out the Series S Conversion Date and instructions to such holders as to the method by which such conversion right may be exercised. On the 30th day prior to each Series S Conversion Date, the Corporation shall give notice in writing to the then registered holders of the Series S Preference Shares of the Annual Fixed Dividend Rate for the Series R Preference Shares for the next succeeding Subsequent Fixed Rate Period and the Floating Quarterly Dividend Rate for the Series S Preference Shares for the next succeeding Quarterly Floating Rate Period. Such notice shall be delivered in accordance with the provisions of subparagraph 2(b).

(b)

If the Corporation gives notice as provided in paragraph 5 to the holders of the Series S Preference Shares of the redemption of all of the Series S Preference Shares, then the right of a holder of Series S Preference Shares to convert such Series S Preference Shares shall terminate effective on the date of such notice and the

Corporation shall not be required to give the notice specified in subparagraph (a) of this paragraph 6.

(c)	Holders of Series S Preference Shares shall not be entitled to convert their shares into Series R Preference Shares if the Corporation determines that there would remain outstanding on a Series S Conversion Date less than 1,000,000 Series R Preference Shares, after having taken into account all Series S Preference Shares tendered for conversion into Series R Preference Shares and all Series R Preference Shares tendered for conversion into Series S Preference Shares, and the Corporation shall give notice in writing thereof in accordance with the provisions of subparagraph 2(b) to all affected registered holders of the Series S Preference Shares at least seven days prior to the applicable Series S Conversion Date and shall issue and deliver, or cause to be delivered, prior to such Series S Conversion Date, at the expense of the Corporation, to such holders of Series S Preference Shares who have surrendered for conversion any certificate or certificates representing Series S Preference Shares, certificates representing the Series S Preference Shares represented by any certificate or certificates so surrendered.

(d)	If the Corporation determines that there would remain outstanding on a Series S Conversion Date less than 1,000,000 Series S Preference Shares, after having taken into account all Series S Preference Shares tendered for conversion into Series R Preference Shares and all Series R Preference Shares tendered for conversion into Series S Preference Shares, then all of the remaining outstanding Series S Preference Shares shall be converted automatically into Series R Preference Shares on the basis of one Series R Preference Share for each Series S Preference Share on the applicable Series S Conversion Date and the Corporation shall give notice in writing thereof in accordance with the provisions of subparagraph 2(b) to the then registered holders of such remaining Series S Preference Shares at least seven days prior to the Series S Conversion Date.

(e)

The conversion right may be exercised by a holder of Series S Preference Shares by notice in writing, in a form satisfactory to the Corporation (the “Series S Conversion Notice”), which notice must be received by the transfer agent and registrar for the Series S Preference Shares at the principal office in Toronto or Calgary of such transfer agent and registrar not earlier than the 30th day prior to, but not later than 5:00 p.m. (Toronto time) on the 15th day preceding, a Series S Conversion Date. The Series S Conversion Notice shall indicate the number of Series S Preference Shares to be converted. Once received by the transfer agent and registrar on behalf of the Corporation, the election of a holder to convert is irrevocable. Except in the case where the Series R Preference Shares are in the Book-Based System, if the Series R Preference Shares are to be registered in a name or names different from the name or names of the registered holder of the Series S Preference Shares to be converted, the Series S Conversion Notice shall contain written notice in form and execution satisfactory to such transfer agent and registrar directing the Corporation to register the Series R Preference Shares in some other name or names (the “Series R Transferee”) and stating the name or names (with addresses) and a written declaration, if required by the Corporation or by applicable law, as to the residence and share ownership status of the Series R Transferee and such other matters as may be required by such law in order to determine the entitlement of such Series R Transferee to hold such Series R Preference Shares.

(f)	If all remaining outstanding Series S Preference Shares are to be converted into Series R Preference Shares on the applicable Series S Conversion Date as provided for in subparagraph (d) of this paragraph 6, the Series S Preference Shares that holders have not previously elected to convert shall be converted on the Series S Conversion Date into Series R Preference Shares and the holders thereof shall be deemed to be holders of Series R Preference Shares at 5:00 p.m. (Toronto time) on the Series S Conversion Date and shall be entitled, upon surrender during regular business hours at the principal office in Toronto or Calgary of the transfer agent and registrar of the Corporation of the certificate or certificates representing Series S Preference Shares not previously surrendered for conversion, to receive a certificate or certificates representing the same number of Series R Preference Shares in the manner and subject to the provisions of this paragraph 6 and paragraph 11.

(g)	Subject to paragraph (h) of this paragraph 6 and paragraph 11, as promptly as practicable after the Series S Conversion Date the Corporation shall deliver or cause to be delivered certificates representing the Series R Preference Shares registered in the name of the holders of the Series S Preference Shares to be converted, or as such holders shall have directed, on presentation and surrender at the principal office in Toronto or Calgary of the transfer agent and registrar for the Series S Preference Shares of the certificate or certificates for the Series S Preference Shares to be converted. If only a part of such Series S Preference Shares represented by any certificate shall be converted, a new certificate for the balance shall be issued at the expense of the Corporation. From and after the date specified in any Series S Conversion Notice, the Series S Preference Shares converted into Series R Preference Shares shall cease to be outstanding and shall be restored to the status of authorized but unissued shares, and the holders thereof shall cease to be entitled to dividends and shall not be entitled to exercise any of the rights of holders in respect thereof unless the Corporation shall fail, subject to paragraph 11, to deliver to the holders of the Series S Preference Shares to be converted share certificates representing the Series R Preference Shares into which such shares have been converted.

(h)	The obligation of the Corporation to issue Series R Preference Shares upon conversion of any Series S Preference Shares shall be deferred during the continuance of any one or more of the following events:

(i)	the issuing of such Series R Preference Shares is prohibited by law or by any regulatory or other authority having jurisdiction over the Corporation that is acting in conformity with law; or

(ii)	for any reason beyond its control, the Corporation is unable to issue Series R Preference Shares or is unable to deliver Series R Preference Shares.

(i)

The Corporation reserves the right not to deliver Series R Preference Shares to any person that the Corporation or its transfer agent and registrar has reason to believe is a person whose address is in, or the Corporation or its transfer agent and registrar has reason to believe is a resident of, any jurisdiction outside of Canada if such delivery would require the Corporation to take any action to comply with the securities laws of such jurisdiction. In those circumstances, the Corporation shall hold, as agent of any such person, all or the relevant number of Series R Preference Shares, and the Corporation shall attempt to sell such Series R Preference Shares to parties other than the Corporation and its affiliates on behalf of any such person. Such sales (if any) shall be made at such times and at such prices as the Corporation, in its sole discretion, may determine. The Corporation shall not be subject to any liability for failure to sell Series R Preference Shares on behalf of any such person at all or at any particular price or on any particular day. The net proceeds received by the Corporation from the sale of any such Series R Preference Shares shall be delivered to any such person, after deducting the costs of sale, by cheque or in any other manner determined by the Corporation.

7.	Liquidation, Dissolution or Winding-up

In the event of a Liquidation Distribution or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Series S Preference Shares, in accordance with the Preference Shares class provisions, shall be entitled to receive $25.00 per Series S Preference Shares together with an amount equal to all accrued and unpaid dividends thereon (less any tax required to be deducted and withheld by the Corporation), which amount for such purposes shall be calculated as if such dividends were accruing for the period from the expiration of the last quarterly period for which dividends thereon have been paid in full up to the date of such event, the whole before any amount shall be paid or any property or assets of the Corporation shall be distributed to the holders of the junior shares. Where any such amounts are not paid in full, the Series S Preference Shares shall participate rateably with all Preference Shares and all other shares, if any, which rank on a parity with the Preference Shares with respect to the return of capital or any other distribution of assets of the Corporation, in respect of any return of capital in accordance with the sums which would be payable on the Preference Shares and such other shares on such return of capital, if all sums so payable were paid in full in accordance with their terms. After payment to the holders of the Series S Preference Shares of the amount so payable to them, they shall not, as such, be entitled to share in any further distribution of the property or assets of the Corporation.

8.	Restrictions on Payment of Dividends and Reduction of Capital

So long as any of the Series S Preference Shares are outstanding, the Corporation shall not:

(a)	call for redemption, purchase, reduce stated capital maintained by the Corporation or otherwise pay off less than all of the Series S Preference Shares and all other Preference Shares of the Corporation then outstanding ranking prior to or on parity with the Series S Preference Shares with respect to payment of dividends;

(b)	declare, pay or set apart for payment any dividends (other than stock dividends in shares of the Corporation ranking junior to the Series S Preference Shares) on the Common Shares or any other shares of the Corporation ranking junior to the Series S Preference Shares with respect to payment of dividends; or

(c)	call for redemption of, purchase, reduce stated capital maintained by the Corporation or otherwise pay for any shares of the Corporation ranking junior to the Series S Preference Shares with respect to repayment of capital or with respect to payment of dividends;

unless all dividends up to and including the dividends payable on the last preceding dividend payment dates on the Series S Preference Shares and on all other Preference Shares and on all other shares ranking prior to or on a parity with the said shares with respect to payment of dividends then outstanding shall have been declared and paid in full at the date of any such action referred to in the foregoing subparagraphs (a), (b) and (c).

9.	Tax Election

The Corporation shall elect, in the manner and within the time provided under section 191.2 of the Income Tax Act (Canada) or any successor or replacement provision of similar effect, to pay tax at a rate, and take all other necessary action under such Act, such that no holder of the Series S Preference Shares will be required to pay tax on dividends received on the Series S Preference Shares under section 187.2 of Part IV.1 of such Act or any successor or replacement provisions of similar effect.

10.	Withholding Tax

Notwithstanding any other provision of these share provisions, the Corporation may deduct or withhold from any payment, distribution, issuance or delivery (whether in cash or in shares) to be made pursuant to these share provisions any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and shall remit any such amounts to the relevant tax authority as required. If the cash component of any payment, distribution, issuance or delivery to be made pursuant to these share provisions is less than the amount that the Corporation is so required or permitted to deduct or withhold, the Corporation shall be permitted to deduct and withhold from any non-cash payment, distribution, issuance or delivery to be made pursuant to these share provisions any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and to dispose of such property in order to remit any amount required to be remitted to any relevant tax authority. Notwithstanding the foregoing, the amount of any payment, distribution, issuance or delivery made to a holder of Series S Preference Shares pursuant to these share provisions shall be considered to be the amount of the payment, distribution, issuance or delivery received by such holder plus any amount deducted or withheld pursuant to this paragraph 10. Holders of Series S Preference Shares shall be responsible for all withholding taxes under Part XIII of the Income Tax Act (Canada), or any successor or replacement provision of similar effect, in respect of any payment, distribution, issuance or delivery made or credited to them pursuant to these share provisions and shall indemnify and hold harmless the Corporation on an after-tax basis for any such taxes imposed on any payment, distribution, issuance or delivery made or credited to them pursuant to these share provisions.

11.	Book-Based System

(a)

Subject to the provisions of subparagraphs (b) and (c) of this paragraph 11 and notwithstanding the provisions of paragraphs 1 through 10 of these share provisions, the Series S Preference Shares shall be evidenced by a single fully registered Global Certificate representing the aggregate number of Series S Preference Shares issued by the Corporation which shall be held by, or on behalf of, the System Operator as custodian of the Global Certificate for the Participants and registered in the name of “CDS & Co.” (or in such other name as the System Operator may use from time to time as its nominee for purposes of the Book-Based System), and registrations of ownership, transfers, surrenders and conversions of Series S Preference Shares shall be made only through the Book-Based System. Accordingly, subject to subparagraph (c) of this paragraph 11, no beneficial holder of Series S Preference Shares shall receive a certificate or other instrument from the Corporation or the System Operator evidencing such holder’s ownership thereof, and no such holder shall be shown on the records maintained by the System Operator except through a book-entry account of a Participant acting on behalf of such holder.

(b)	Notwithstanding the provisions of paragraphs 1 through 10, so long as the System Operator is the registered holder of the Series S Preference Shares:

(i)	the System Operator shall be considered the sole owner of the Series S Preference Shares for the purposes of receiving notices or payments on or in respect of the Series S Preference Shares or the delivery of Series S Preference Shares and certificates therefor upon the exercise of rights of conversion; and

(ii)	the Corporation, pursuant to the exercise of rights of redemption or conversion, shall deliver or cause to be delivered to the System Operator, for the benefit of the beneficial holders of the Series S Preference Shares, the cash redemption price for the Series S Preference Shares or certificates for Series R Preference Shares against delivery to the Corporation’s account with the System Operator of such holders’ Series S Preference Shares.

(c)	If the Corporation determines that the System Operator is no longer willing or able to discharge properly its responsibilities with respect to the Book-Based System and the Corporation is unable to locate a qualified successor or the Corporation elects, or is required by applicable law, to withdraw the Series S Preference Shares from the Book-Based System, then subparagraphs (a) and (b) of this paragraph 11 shall no longer be applicable to the Series S Preference Shares and the Corporation shall notify Book-Entry Holders through the System Operator of the occurrence of any such event or election and of the availability of Definitive Shares to Book-Entry Holders. Upon surrender by the System Operator of the Global Certificate to the transfer agent and registrar for the Series S Preference Shares accompanied by registration instructions for re-registration, the Corporation shall execute and deliver Definitive Shares. The Corporation shall not be liable for any delay in delivering such instructions and may conclusively act and rely on and shall be protected in acting and relying on such instructions. Upon the issuance of Definitive Shares, the Corporation shall recognize the registered holders of such Definitive Shares and the Book-Entry Shares for which such Definitive Shares have been substituted shall be void and of no further effect.

(d)	The provisions of paragraphs 1 through 10 and the exercise of rights of redemption and conversion, with respect to Series S Preference Shares are subject to the provisions of this paragraph 11, and to the extent that there is any inconsistency or conflict between such provisions, the provisions of this paragraph 11 shall prevail.

12.	Wire or Electronic Transfer of Funds

Notwithstanding any other right, privilege, restriction or condition attaching to the Series S Preference Shares, the Corporation may, at its option, make any payment due to registered holders of Series S Preference Shares by way of a wire or electronic transfer of funds to such holders. If a payment is made by way of a wire or electronic transfer of funds, the Corporation shall be responsible for any applicable charges or fees relating to the making of such transfer. As soon as practicable following the determination by the Corporation that a payment is to be made by way of a wire or electronic transfer of funds, the Corporation shall provide a notice to the applicable registered holders of Series S Preference Shares at their respective addresses appearing on the books of the Corporation. Such notice shall request that each applicable registered holder of Series S Preference Shares provide the particulars of an account of such holder with a chartered bank in Canada to which the wire or electronic transfer of funds shall be directed. If the Corporation does not receive account particulars from a registered holder of Series S Preference Shares prior to the date such payment is to be made, the Corporation shall deposit the funds otherwise payable to such holder in a special account or accounts in trust for such holder. The making of a payment by way of a wire or electronic transfer of funds or the deposit by the Corporation of funds otherwise payable to a holder in a special account or accounts in trust for such holder shall be deemed to constitute payment by the Corporation on the date thereof and shall satisfy and discharge all liabilities of the Corporation for such payment to the extent of the amount represented by such transfer or deposit.

13.	Sanction by Holders of Series S Preference Shares

The approval of the holders of the Series S Preference Shares with respect to any and all matters referred to in these share provisions may be given in writing by all of the holders of the Series S Preference Shares outstanding or by resolution duly passed and carried by not less than two-thirds of the votes cast on a poll at a meeting of the holders of the Series S Preference Shares duly called and held for the purpose of considering the subject matter of such resolution and at which holders of not less than a majority of all Series S Preference Shares then outstanding are present in person or represented by proxy in accordance with the by-laws of the Corporation; provided, however, that if at any such meeting, when originally held, the holders of at least a majority of all Series S Preference Shares then outstanding are not present in person or so represented by proxy within 30 minutes after the time fixed for the meeting, then the meeting shall be adjourned to such date, being not less than 15 days later, and to such time and place as may be fixed by the chairman of such meeting, and at such adjourned meeting the holders of Series S Preference Shares present in person or so represented by proxy, whether or not they hold a majority of all Series S Preference Shares then outstanding, may transact the business for which the meeting was originally called, and a resolution duly passed and carried by not less than two-thirds of the votes cast on a poll at such adjourned meeting shall constitute the approval of the holders of the Series S Preference Shares. Notice of any such original meeting of the holders of the Series S Preference Shares shall be given not less than 15 days prior to the date fixed for such meeting and shall specify in general terms the purpose for which the meeting is called, and notice of any such adjourned meeting shall be given not less than 10 days prior to the date fixed for such adjourned meeting, but it shall not be necessary to specify in such notice the purpose for which the adjourned meeting is called. The formalities to be observed with respect to the giving of notice of any such original meeting or adjourned meeting and the conduct of it shall be those from time to time prescribed in the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at any such original meeting or adjourned meeting, each holder of Series S Preference Shares present in person or represented by proxy shall be entitled to one one-hundredth of a vote in respect of each dollar of the issue price for each of the Series S Preference Shares held by such holder.

14.	Amendments

The provisions attaching to the Series S Shares may be deleted, varied, modified, amended or amplified by articles of amendment with such approval as may then be required by the Canada Business Corporations Act with any such approval to be given in accordance with paragraph 13 and with any required approvals of any stock exchanges on which the Series S Shares may be listed.